EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

Between

UNITED TRUST FUND LIMITED PARTNERSHIP,

as Purchaser,

and

PULASKI BANK

as Seller,

Dated May 21, 2008

EXHIBIT A-1—Legal Description of 12300 Olive Boulevard, St. Louis, MO property

EXHIBIT A-2—Legal Description of One Pulaski Center Drive, St. Louis, MO property

EXHIBIT B — Allocation of Purchase Price/Rent

EXHIBIT C—Lease

SCHEDULE I—Severable Property

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of the 21st day of May, 2008 (the “Effective Date”) by and between UNITED TRUST FUND LIMITED PARTNERSHIP, a Delaware limited partnership (“Purchaser”), and PULASKI BANK, a federally chartered savings bank (“Seller”).

W I T N E S S E T H :

For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto do hereby mutually covenant and agree as follows:

Section 1. Agreement To Purchase. The Purchaser agrees to purchase and the Seller agrees to sell, for the Purchase Price (as defined in Section 2 hereof) and other good and valuable consideration, and subject to and upon each and every one of the terms and conditions hereinafter set forth, the following-described property (all of which are collectively referred to as the “Premises”):

(a) fee simple interest in the two (2) parcels of land more particularly described on Exhibits A-1 and A-2 attached to this Agreement (each, a “Parcel” and collectively, the “Land”);

(b) all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land and all plumbing, gas, electrical, ventilating, lighting and other utility systems, ducts, hot water heaters, oil burners, domestic water systems, elevators, escalators, canopies, air conditioning systems and all other building systems and fixtures attached to or comprising a part of the building, but excluding Severable Property as set forth on Schedule I hereto (the “Improvements”); and

(c) all easements, rights-of-way, appurtenances and other rights and benefits thereunto belonging, all public or private streets, roads, avenues, alleys or passways, open or proposed, on or abutting the Land, any award made to or to be made in lieu thereof, and any award for damage to the land or any part thereof by reason of a change of grade in any street, alley, road or avenue, as aforesaid (all of the foregoing being included within the term “Land”).

Section 2. Purchase Price. The purchase price to be paid to Seller for the Premises shall be Twelve Million Dollars ($12,000,000) (the “Purchase Price”) and shall be allocated to each Parcel as set forth on Exhibit B. The Purchase Price shall be paid by Purchaser by bank wire of same day funds as follows:

(a) Fifty Thousand Dollars ($50,000) (the “Initial Deposit”) shall be paid upon the execution and delivery of this Agreement to the Title Company (as defined herein);

(b) Two Hundred Thousand Dollars ($200,000) (the “Additional Deposit”) (the Initial Deposit, the Additional Deposit and all interest earned thereon shall be collectively referred to herein as, the “Earnest Money”) shall be paid to the Title Company within five(5) days of the expiration of the Due Diligence Period (as defined in Section 4 of this Agreement). Upon payment thereof, the Earnest Money will be placed in an interest-bearing account in an insured money market fund account for the benefit of Purchaser; and

(c) At Closing the balance of the Purchase Price shall be deposited with the Title Company and shall be paid to Seller.

Section 3. Lease/Rent. At Closing (as defined in Section 6 hereof), each Parcel shall be leased to Seller pursuant to a Lease Agreement (as defined in Section 7(a)(ii) hereof) and the annual rent thereunder (the “Basic Rent”) for each Parcel shall be as is set forth on Exhibit B attached hereto.

Section 4. Due Diligence Materials.

(a) With reasonable promptness, Seller, at Seller’s expense, shall deliver to Purchaser the following items which comply with the requirements set forth herein:

(i) a certified ALTA/ACSM “as built” survey (the “Survey”) of each Parcel, together with six (6) copies thereof, in form and substance reasonably satisfactory to Purchaser and prepared by a surveyor approved by Purchaser, showing such Parcel separately by metes and bounds and showing, without limitation, the location of all existing buildings and dimensions thereof and all set-back lines, all improvements and parking areas (including the number of parking spaces therein) and the location thereof and the extent of any and all existing utility and other easements on such Parcel which are shown on the title commitment or are visible from the surface.

(ii) an owner’s title insurance commitment and copies of all title exception documents referenced therein (collectively, the “Commitment”) with respect to each Parcel issued by First American Title Insurance Company, National Commercial Services, 2101 Fourth Avenue, Suite 800, Seattle, Washington 98121, Attention: Dave Stuczynski (the “Title Company”), for an ALTA Form B policy with extended coverage and such endorsements as requested by Purchaser bearing a date subsequent to the date of this Agreement. Notwithstanding the foregoing, Seller and Purchaser agree to cause the Title Company to use Pulaski Title Insurance Company as its local title agent with respect to the Commitment and the policy of title insurance;

(iii) a current and complete Phase I environmental site assessment for each Parcel (collectively, the “Environmental Audit”), which Environmental Audit is addressed to Purchaser and prepared by NPN Environmental Engineers, Inc.;

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(iv) “as-built” plans and specifications (to the extent that such plans and specifications are in the possession of or otherwise readily available to Seller or Seller’s agents, consultants or representatives);

(v) copies of any existing leases, if any, between Seller and tenants of the Premises (the “Subleases”);

(vi) copies of the certificate(s) of occupancy for buildings located on each Parcel; and

(vii) A letter from the governmental department having zoning jurisdiction over the Premises in the form typically delivered by such department to the effect that the Premises fully complies with all zoning, ordinances, regulations, licenses and permits required by any such governmental department having jurisdiction over the Premises.

(b) Purchaser, at Seller’s expense, shall promptly begin the selection process for qualified professionals and thereafter order the following items:

(i) a current property condition assessment on each Parcel (collectively, the “Engineering Report”) prepared by an engineering company acceptable to Purchaser; and

(ii) a current MAI appraisal of each Parcel (collectively, the “Appraisal”) prepared by an appraiser acceptable to Purchaser.

The materials referred to in subsections 4(a)(i) through 4(a)(vii) and 4(b)(i) through 4(b)(ii) are hereinafter collectively referred to as the “Due Diligence Materials.” The date upon which the last of the Due Diligence Materials in form reasonably acceptable to Purchaser are delivered to Purchaser is referred to herein as the “Delivery Date.”

Purchaser shall have until such date that is twenty (20) days after the Delivery Date (the “Due Diligence Period”) within which to object in writing to the substantive matters reflected in the Due Diligence Materials. If Purchaser shall timely provide Seller with any such objection, Seller shall within ten (10) days thereafter (i) remove or cure any such matters to which Purchaser has objected or (ii) enter into an agreement in form and substance acceptable to Purchaser to remove or cure such matters prior to Closing and proceed to Closing. If Seller shall fail to remove or cure, or agree to remove or cure, such matters to which Purchaser has objected within such ten (10)-day period or if in the judgment of Purchaser such matters cannot be cured or if any title defect appears between the expiration of the Due Diligence Period and Closing, then Purchaser may terminate this Agreement or close on both Parcels without any reduction in the Purchase Price. In the event of such termination, the Earnest Money shall be returned to Purchaser and neither party shall have any further obligation under this Agreement except as specifically set forth herein.

Section 5. Inspection; Due Diligence. During the term of this Agreement, Purchaser or its agents shall be permitted access to the Premises upon reasonable notice so long as Purchaser shall not interfere with the operations of Seller. Purchaser shall have until the

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expiration of the Due Diligence Period to inspect the Premises and perform whatever investigations, tests and inspections Purchaser deems reasonably appropriate. Seller shall cooperate with Purchaser’s due diligence review and shall make available to Purchaser, upon reasonable notice and during business hours, all books and records concerning the operation and maintenance of the Premises. Upon Purchaser’s request for specific information, Seller shall also make available to Purchaser (i) all public information concerning Seller’s general business affairs and (ii) financial information which would comply with Securities and Exchange Commission requirements for reporting by a public company for the most recent annual and quarterly fiscal periods of Seller. Prior to the expiration of the Due Diligence Period, Purchaser shall have the right to terminate this Agreement if Purchaser’s due diligence reveals any matters which would make the Premises or the transaction contemplated by this Agreement unacceptable to Purchaser in Purchaser’s sole discretion.

Section 6. Closing. Subject to the provisions of Section 7 of this Agreement the closing of the purchase and sale transaction contemplated by this Agreement (the “Closing”) shall occur not later than twenty-five (25) days after the expiration of the Due Diligence Period (the “Closing Date”). The Closing shall occur on the Closing Date at 10:00 a.m. in the offices of the Title Company unless another place of Closing is mutually agreed to by Seller and Purchaser.

At the Closing, and as a condition of Purchaser’s obligation to close, Seller is to convey title to each Parcel to Purchaser by a special or limited warranty deed sufficient to permit the issuance of the owner’s policy of title insurance referred to in Section 7(a)(iii) of this Agreement with any required documentary stamps affixed thereto, free and clear of any and all liens, encumbrances, covenants, conditions and restrictions, except for such exceptions as may be set forth in the Commitment delivered during the Due Diligence Period, which were not objected to by Purchaser prior to the expiration of such Due Diligence Period (the “Permitted Exceptions”).

Section 7. Conditions to Closing. (a) Purchaser shall not be obligated to close the purchase and sale transaction contemplated by this Agreement until all of the following conditions have been waived by Purchaser or satisfied:

(i) Purchaser shall have received all items referred to in Section 4 of this Agreement;

(ii) With respect to each Parcel to be acquired by Purchaser, Seller shall have executed and delivered to Purchaser (A) a total of five (5) original counterparts executed by Seller, as lessee, of a lease agreement with Purchaser, as lessor, with respect to such Parcel in form attached as Exhibit C to this Agreement (“Lease Agreement”) with modifications as may be required by applicable state law and to conform to the particular facts of such Parcel; provided, however, the rent during the Primary Term and Extended Terms, if any, shall be as indicated in Section 3 of this Agreement, together with (B) a memorandum thereof in recordable form ;

(iii) The Title Company shall have issued to Purchaser an ALTA Form B owner’s fee policy of title insurance or its equivalent for each Parcel, insuring title to

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such Parcel to be in the name of Purchaser as set forth herein, and a simultaneously issued ALTA lender’s policy of title insurance to Purchaser’s financial institution, if one is used, in an amount equal to the Purchase Price with respect to the owner’s policy and in an amount not in excess of the Purchase Price with respect to the lender’s policy and containing only Permitted Exceptions and otherwise consistent with the Commitment referred to in Section 4(b) of this Agreement or, in the alternative, an irrevocable commitment for the issuance thereof showing that all requirements have been satisfied;

(iv) Seller shall have delivered to Purchaser certificates in form and substance satisfactory to Purchaser evidencing the insurance coverage and policies to be carried by Seller, as lessee, under the terms of each Lease Agreement naming Purchaser or Purchaser’s nominee or assigns (if any) as additional insured;

(v) Seller shall have delivered to Purchaser evidence, which is reasonably satisfactory to Purchaser and the Title Company authorizing the sale of the applicable Parcel by Seller and authorizing the execution, delivery and performance of each Lease Agreement by Seller;

(vi) Seller shall have caused to be delivered to Purchaser and Purchaser’s financial institution with respect to this transaction, if any, an opinion or opinions by Seller’s counsel, to the effect that each Lease Agreement constitutes the legal, valid and binding obligation of Seller, as lessee thereunder, enforceable against Seller, as lessee, in accordance with its terms, subject to qualifications for bankruptcy or insolvency and principles of equity, and to such other effects as Purchaser may reasonably require;

(vii) There shall have been no material adverse change in the financial condition of Seller from the date hereof;

(viii) Seller shall have delivered to Purchaser a “nonforeign” certificate pursuant to Treas. Reg. § 1.14452T(b)(2), in form and substance satisfactory to Purchaser, or such other evidence that Seller is not a “foreign person” within the meaning of Internal Revenue Code Section 1445 as Purchaser may reasonably require;

(ix) Seller shall have caused any Subleases existing at the Closing to be subordinated to each applicable Lease Agreement pursuant to subordination agreements in form and substance satisfactory to Purchaser;

(x) All representations, warranties and covenants of Seller set forth herein shall have been true and correct in all material respects when made and Seller shall deliver to Purchaser at Closing a certificate stating that all such representations, warranties and covenants remain true and correct in all material respects at and as of the Closing; and

(xi) Seller shall have delivered to Purchaser such further documents as reasonably may be reasonably required in order to fully and legally close this transaction.

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(b) Seller shall not be obligated to close until all of the following conditions have been waived by Seller or satisfied:

(i) Purchaser, as lessor, shall have caused to be executed and delivered to Seller a total of five (5) original counterparts of each Lease Agreement and a recordable memorandum of each Lease Agreement;

(ii) Purchaser shall have delivered to Seller a certified copy of the resolutions of the Board of Directors of the general partner of Purchaser authorizing the purchase of the Premises and the execution, delivery and performance of each Lease Agreement;

(iii) All representations, warranties and covenants of Purchaser set forth herein shall have been true and correct in all material respects when made and Purchaser shall deliver to Seller at Closing a certificate stating all such representations, warranties and covenants remain true and correct in all material respects at and as of the Closing;

(iv) Purchaser agrees to purchase the entirety of the Premises simultaneously;

(v) Purchaser shall have wired the Purchase Price to the Title Company;

(vi) Purchaser shall have delivered to Seller such further documents as may reasonably be required in order to fully and legally close this transaction; and

(vii) Seller has confirmed with its accountants that Seller will be able to get operating lease treatment for the Lease under generally accepted accounting principles (“GAAP”); if Seller determines it will not receive operating lease treatment for the Lease under GAAP, Seller may terminate this agreement upon written notice to Purchaser; if Seller fails to give such notice of termination to Purchaser within five (5) business days from its receipt of the Appraisal, this condition shall be deemed waived by Seller.

Section 8. Prorations. In view of the continuing relationship between Seller, as lessee and Purchaser, as lessor, under each Lease Agreement, and the obligations of lessee, under the terms and conditions of each Lease Agreement, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs; it being the intention of Purchaser and Seller that all such costs shall be the obligation of Seller prior to Closing and the obligation of Seller, as lessee from and after Closing.

Section 9. Risk of Casualty Loss. From the date hereof until Closing, Seller shall continue to maintain each Parcel and all other improvements in good condition and repair, and promptly notify Purchaser of the occurrence of any event known to it which materially affects the value or utility of any Parcel for its current use. Notwithstanding anything herein to the contrary, from and after the date hereof to the Closing, Seller is considered the owner of each Parcel all purposes and shall be entitled to receive all insurance proceeds and/or condemnation awards that may become payable with respect thereto. Any and all risks associated with ownership of each Parcel shall be borne by Seller from the date hereof until Closing. If any

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Parcel is substantially damaged or condemned as to a material part prior to the Closing Date and is not substantially repaired or restored on or before the Closing Date, Purchaser may, with respect to such Parcel, at its election, (i) terminate and cancel this Agreement in which event Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement with respect to such Parcel, except as otherwise expressly set forth herein, or (ii) proceed to Closing on such Parcel in which event the occurrence shall be dealt with under the terms of the applicable Lease Agreement as if it had occurred after the commencement date of each Lease Agreement.

Section 10. Representations of Seller. Seller represents and warrants to and covenants with Purchaser as follows:

(a) Organization and Standing, Etc. Seller is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the states where required and has all requisite corporate power and authority to own and operate the Premises, to enter into this Agreement and each Lease Agreement, as the case may be, and to carry out the transactions contemplated hereby and thereby;

(b) Litigation. There are no actions or proceedings pending with respect to the Premises and no actions or proceedings pending against Seller, which in any way materially adversely affects the Premises, Seller or Seller’s ability to perform under any Lease Agreement or this Agreement, as the case may be;

(c) Leases. As of the Effective Date, no portion of the Premises is subject to any existing leasehold interest. As of Closing, no portion of the Premises shall be subject to any existing leasehold interest unless the conditions described in Section 7(a)(ix) of this Agreement shall have been satisfied;

(d) Condemnation and Compliance With Laws. Seller has received no notice from any governmental authority of any proposed condemnation of any portion of the Premises. The Premises or the use thereof is not presently and at the Closing Date will not be in material violation of or in material noncompliance with applicable codes, ordinances, regulations or laws (including, but not limited to, those relating to environmental matters); and

(e) Satisfy Conditions. Seller agrees to use its reasonable efforts to satisfy all conditions set forth in Section 7(a) of this Agreement on or prior to the Closing Date.

Section 11. Representations of Purchaser. Purchaser represents and warrants to and covenants with Seller as follows:

(a) Organization and Standing, Etc. Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to acquire the Premises, to enter into this Agreement and each Lease Agreement and to carry out the transactions contemplated hereby and thereby.

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(b) Litigation. There are no actions, proceedings or investigations pending involving Purchaser which question the validity of this Agreement or adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement or each Lease Agreement;

(c) Compliance With Other Instruments. The execution, delivery and performance by Purchaser of this Agreement will not violate, or constitute a default under, any provision of Purchaser’s partnership agreement or of any agreement or other instruments to which Purchaser is a party or by which Purchaser or any of its property is bound; and

(d) Satisfy Conditions. Purchaser agrees to use its reasonable efforts to satisfy all conditions set forth in Section 7(b) of this Agreement on or prior to the Closing Date.

Section 12. Notices. All notices given or delivered under this Agreement shall be in writing and shall be validly given (a) when hand-delivered or sent by a courier or express service guaranteeing overnight delivery or (b) when delivered by facsimile or by electronic mail, with original being sent promptly as otherwise provided in (a) above, addressed as follows:

If intended for Purchaser:

c/o United Trust Fund, Inc.

Suite 1300

701 Brickell Avenue

Miami, FL 33131

Attention: Fred Berliner, Senior Vice President

Facsimile: (305) 358-4002

E-mail: fred@utf.com

With a copy to:

Kutak Rock LLP

The Omaha Building

1650 Farnam Street

Omaha, NE 68102

Attention: Walter L. Griffiths, Esq.

Facsimile: (402) 346-1148

E-mail: walter.griffiths@kutakrock.com

If intended for Seller:

PULASKI BANK

12300 Olive Boulevard

Creve Coeur, Missouri 63141

Attention: Ramsey Hamadi

Facsimile: (314) 514-0045

E-mail: ramseyhamadi@pulaskibankstl.com

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With a copy to:

Armstrong Teasdale LLP

One Metropolitan Square, Suite 2600

St. Louis, Missouri 63102

Attention: Daniel Wofsey

Facsimile: (314) 612-2305

E-mail: dwofsey@armstrongteasdale.com

or such other person or address which Seller or Purchaser shall have given upon notice as herein provided. Notices given by facsimile or e-mail shall be deemed to be delivered upon the day that such notices are sent. Notices given by any other means described herein shall be deemed delivered on the day after such notices are sent.

Section 13. Assignment. Upon written notice to Seller, the rights and obligations of Purchaser under this Agreement may be assigned to a third party. In any assignment which may be made by Purchaser of its rights and obligations under this Agreement, Purchaser shall remain primarily liable under this Agreement. Seller may not assign its rights under this Agreement.

Section 14. Earnest Money; Remedies.

(a) The Earnest Money shall be dealt with as provided in this Section 14(a).

(i) Subject to the provisions of Section 14(a)(ii) of this Agreement, if the Closing of the purchase and sale transaction contemplated by this Agreement shall fail to occur pursuant to the terms hereof for any reason, Title Company shall immediately return the Earnest Money, together with accrued interest thereon, to Purchaser;

(ii) If Purchaser shall be obligated by the provisions of this Agreement to consummate the purchase and sale transaction contemplated by this Agreement and shall fail to do so, Seller’s sole remedy against Purchaser shall be to receive the Earnest Money from Title Company, together with accrued interest thereon, as liquidated damages. Purchaser and Seller acknowledge that actual damages suffered by Seller in such event will be difficult or impossible to measure and that the amount of the Earnest Money, together with interest thereon, represents a good-faith estimate thereof; and

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(iii) At Closing, the Earnest Money, together with accrued interest thereon, shall be paid to Seller as part of the Purchase Price.

(b) If Seller shall be obligated by the provisions of this Agreement to consummate the purchase and sale transaction contemplated by this Agreement and shall fail to do so, in addition to a return of the Earnest Money, together with accrued interest thereon, Purchaser shall have the remedy of specific performance.

Section 15. Brokerage Commission. Each of the parties represents and warrants to the other that neither party dealt with, negotiated through or communicated with any broker in connection with this transaction other than Stephen V. Jacquemin of S.J. Financial Group, Inc. whose fees shall be paid by Purchaser if, as and when Closing occurs. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable counsel fees, resulting from any claims that may be made against such party by any other broker claiming a commission by, through or under the other party.

Section 16. Transaction Costs. The following costs of this transaction shall be paid at or prior to Closing by Seller whether or not the transaction closes: the Appraisal, the Engineering Report, the Environmental Audit, the Survey, all title insurance and title updates, recording charges (other than those relating to any financing by Purchaser) and escrow fees. Seller and Purchaser shall each pay the fees and expenses of their own respective legal counsel.

Section 17. Miscellaneous.

(a) The provisions of this Agreement shall not be amended, waived or modified except by an instrument, in writing, signed by the parties hereto to be charged.

(b) In construing this Agreement, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include every other and all genders.

(c) All sections and descriptive headings of this Agreement are inserted for convenience only and shall not affect the construction or interpretation hereof.

(d) This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

(e) This Agreement and the exhibits hereto constitute the entire understanding between the parties with respect to the Premises.

(f) The waiver of any party of any breach or default by any other party under any of the terms of this Agreement shall not be deemed to be, nor shall the same constitute, a waiver of any subsequent breach or default on the part of any other party.

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(g) This Agreement shall be used as instructions to the Title Company, as escrow agent, which may attach hereto its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail.

(h) This Agreement shall be construed and enforced pursuant to the laws of Missouri.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

UNITED TRUST FUND LIMITED PARTNERSHIP, a Delaware limited partnership

By	United Trust Fund, Inc., a Florida corporation, its General Partner

By	/s/ Fred Berliner
Printed Name	Fred Berliner
Title	Senior Vice President

PULASKI BANK, a federally chartered savings bank

By	/s/ Gary W. Douglass
Printed Name	Gary W. Douglass
Its	Chief Executive Officer

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EXHIBIT A-1

LEGAL DESCRIPTION

OF

12300 OLIVE BOULEVARD, ST. LOUIS, MO

A tract of land in Fractional Section, 4, Township 45 North, Range 5 East, St. Louis County, Missouri and being described as follows: Beginning at a point in the West line of Fractional Section 4 at its intersection with the North line of a proposed Street, 50 feet wide, distant North 7 degrees 23- 1/4 minutes East. 519.79 feet North of the Northwest comer of Lot 15 of Nottingham Plat 1, a Subdivision recorded in Plat Book 117 pages 32 and 33 of the St. Louis County records; thence along said Section line, North 7 degrees 23- 1/4 minutes East, 461.97 feet, more or less, to a point of intersection with the South Right of Way line of Olive Street Road (Highway 340) as widened, distant South 7 degrees 23- 1/4 minutes West, 71.91 feet, more or less, South of centerline station 354 plus 82.26 as condemned by The State of Missouri; thence Northeastwardly along said Right of Way line, a distance of 2 feet, more or less, to a point 70 feet perpendicular distance South of centerline station 354 plus 90; thence Eastwardly along said Right of Way line, 210 feet, more or less, to a point 75 feet perpendicular distance South of centerline station 357 plus 00; thence Northeastwardly along said Right of Way line, 40 feet, more or less, to its intersection with the West line of Country Manor Lane, 50 feet wide; thence South 17 degrees 01 minutes West, 153.45 feet, more or less, along the West line of Country Manor Lane to an angle point: thence South 6 degrees 11 minutes West, 285.00 feet along said West line to a point of intersection with the North line of a proposed street, 50 feet wide; thence North 83 degrees 49 minutes West, 229.67 feet, more or less, along said North line of proposed street to the point of beginning, according to calculations made by Steele Surveying Company on March 29, 1997. Excepting therefrom that portion of the above property shown as Claymanor Dr. on Plat of Country Manor.

The above property is now known as Lot A of Country Manor, according to the plat thereof recorded in plat book 182, page 97 of the St. Louis County Records.

EXHIBIT A-2

LEGAL DESCRIPTION

OF

ONE PULASKI CENTER DRIVE, ST. LOUIS, MO

Lot B of COUNTRY MANOR ACRES SUBDIVISION, according to the plat thereof recorded in Plat Book 182 page 97 of the St. Louis County Recorder’s Office.

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EXHIBIT B

BASIC RENT

One Pulaski Center Drive

St. Louis, Missouri

Purchase Price:	$5,200,000
Rent per Sq. Ft.:	$14.00
Rentable Sq. Feet:	26,000

Years	Annual Rent
1	$364,000
2	$374,800
3	$392,200
4	$413,800
5	$432,500
6-15	Increases based on the CPI not to exceed 2% per year as calculated in Section 1.05 of the Lease Agreement.

12300 Olive Boulevard

St. Louis, Missouri

Purchase Price:	$6,800,000	*
Rent per Sq. Ft.:	$14.00
Rentable Sq. Feet:	34,000

Years	Annual Rent
1	$476,000
2	$490,200
3	$512,800
4	$541,200
5	$565,500
6-15	Increases based on the CPI not to exceed 2% per year as s calculated in Section 1.05 of the Lease Agreement.

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EXHIBIT C

LEASE

[SEE ATTACHMENT]

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SCHEDULE I

SEVERABLE PROPERTY

All apparatus, personal property, trade fixtures, inventory, equipment, machinery, fittings, furniture, furnishings, chattel, materials and supplies located on and used in, or related to Seller’s business, including, but not limited to, overhead cranes mainframe computers, kitchen equipment and telephone and similar systems and articles of personal property of every kind and nature whatsoever, and any additions, replacements, accessions and substitutions thereto or therefor, and all proceeds of all of the foregoing, or any part of the foregoing used or usable in connection with any present or future operation or letting (or subletting) of the Premises or the activities at any time conducted thereon and now or hereafter owned by Seller or by any sublessee or other person or entity using all or any part of the Premises by, through, or under (or with the express or implied consent of) Seller.

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LEASE AGREEMENT

Between

UTF [LESSOR] LLC

as Lessor

and

PULASKI BANK

as Lessee

ii

THIS LEASE AGREEMENT, dated as of                          , 2008 (this “Lease”), is made between UTF [LESSOR] LLC, a Delaware limited liability company (“Lessor”), and PULASKI BANK, a federally chartered savings bank (herein, together with any corporation or other entity succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, called “Lessee”).

ARTICLE I

Section 1.01. Lease of Premises; Title and Condition. In consideration of the rents and covenants herein stipulated to be paid and performed by Lessee and upon the terms and conditions herein specified, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the premises (the “Premises”) consisting of:

(a) that parcel of land located in                     ,                     , having an address of                      and more particularly described in Schedule A attached hereto and made a part hereof (the “Land”);

(b) all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land, all plumbing, gas, electrical, ventilating, lighting and other utility systems, ducts, hot water heaters, oil burners, domestic water systems, elevators, escalators, canopies, air conditioning systems and all other building systems and fixtures attached to or comprising a part of the buildings but excluding all personal property now or hereafter belonging to Lessee and Severable Property (as defined in Section 3.01 hereof) (collectively, the “Improvements”); and

(c) all of Lessor’s right, title and interest, if any, in and to all easements, rights-of-way, appurtenances and other rights and benefits associated with the Land and to all public or private streets, roads, avenues, alleys or passways, open or proposed, on or abutting the Land, including, without limitation, the agreements, if any, set forth in Schedule A (the “Agreements”) (all of the foregoing being included within the term “Land”).

The Premises are leased to Lessee in their present condition without representation or warranty by Lessor and subject to the rights of parties in possession, to the existing state of title, to all applicable Legal Requirements (as defined in Section 5.02(b)) now or hereafter in effect and to Permitted Exceptions listed in Schedule A. Lessee has examined the Premises and title to the Premises and has found all of the same satisfactory for all purposes.

Section 1.02. Use. Lessee may use the Premises for any lawful purpose, provided such use shall not diminish the value of the Premises or constitute a nuisance.

Section 1.03. Term. This Lease shall be for an Interim Term beginning as of the date hereof and ending at midnight on the last day of the month including the date hereof and a Primary Term of fifteen (15) years beginning on                          , 20    , and ending at midnight on                          , 20    . The time period during which this Lease shall actually be in effect, including the Interim Term, the Primary Term and any Extended Term (as defined in

Section 1.04) for which the right to extend is exercised, as any of the same may be terminated prior to their scheduled expiration pursuant to the provisions hereof, is sometimes referred to herein as the “Lease Term.”

Section 1.04. Options To Extend the Term. Unless an Event of Default (as defined herein) has occurred and is continuing at the time any option is exercised, Lessee shall have the right and option to extend the Lease Term for four (4) additional periods of five(5) years each, each commencing at midnight on the day on which the then existing term of this Lease expires (an “Extended Term”), unless this Lease shall expire or be terminated pursuant to any provision hereof. The Primary Term and any Extended Term shall commence and expire on the dates set forth in Schedule B. Lessee shall, if at all, exercise its option to extend the Lease Term for any of the Extended Terms (each, an “Extended Term”) by giving written notice of exercise (the “Extended Term Notice”) of the option no later than 12 months prior to expiration of the then existing Lease Term. Upon the delivery of an Extended Term Notice, as applicable, the Lease Term shall be automatically extended for the next succeeding Extended Term on the terms and conditions provided herein. Upon the request of Lessor or Lessee, the parties hereto will, at the expense of Lessee, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 1.04.

Section 1.05. Rent.

(a) During the Interim Term and the first five (5) years of the Primary Term, Lessee shall pay the amounts set forth in Schedule B and thereafter during the Primary Term and any Extended Term, the CPI Rentals (as defined herein) (“Basic Rent”). Basic Rent shall be paid by wire transfer as directed by Lessor, or to such other person as Lessor from time to time may designate. Lessor shall give Lessee not less than 15 days’ notice of any change in the account or the address to which such payments are to be made. Such annual rentals shall be payable in equal monthly installments in advance on the first day of each month. Any rental payment made in respect of a period which is less than one month shall be prorated by multiplying the then applicable monthly rental by a fraction the numerator of which is the number of days in such month with respect to which rent is being paid and the denominator of which is the total number of days in such month. Lessee shall perform all its obligations under this Lease at its sole cost and expense and shall pay all Basic Rent, additional rent and any other sum due hereunder when due and payable, without notice or demand. Lessor and Lessee hereby acknowledge and agree that neither an increase nor a decrease in the square footage of leased space contained within the Premises shall affect the amount of Basic Rent to be paid by Lessee pursuant to the terms of this Lease

(b) The CPI Rentals, subject to the maximum contained in this Section 1.05(b), shall be calculated pursuant to the following Rental Adjustment Formula: Beginning with the sixth year of the Primary Term and on the first day of each year thereafter during the Lease Term (such dates each being an “Adjustment Date”), Basic Rent shall be increased by an amount equal to the “Rent Adjustment.” The Rent Adjustment shall be an amount equal to the product of (i) the percentage change (the “Percentage Change”) between the Price Index (as defined below) published for the month occurring two months prior to the month of the commencement of the fifth year of the Primary Term and the Price Index published for the month occurring two months prior to the month of the commencement of the sixth year of the Primary Term and for each year of the Lease Term thereafter the Price Index used for the immediately preceding Adjustment Date, as applicable and the Price Index published for the month occurring two months prior to the month of the applicable Adjustment Date and (ii) Basic Rent for the year immediately preceding the applicable Adjustment Date. “Price Index” shall mean the Consumer Price Index For All Urban Consumers (CPI-U), as prepared by the U. S. Bureau of Labor Statistics. In the event that the Price Index ceases to be published, its successor index as published by the same governmental agency which published the Price Index shall be substituted and any necessary reasonable adjustments made by Lessor and Lessee in order to carry out the intent of this section. In the event there is no successor index, the Lessor shall select such price index as will constitute a reasonable substitute for the Price Index. In no event shall Basic Rent be reduced nor shall the Basic Rent increase by more than 2% for any year over the previous year.

Section 1.06. Right of First Refusal. At any time after the first thirty-six (36) months of the Primary Term, and from time to time thereafter if Lessor shall desire to sell the Premises (at which time Lessor shall endeavor to notify Lessee of such desire) and shall receive a bona fide written offer from any third party, Lessor shall by written notice to Lessee, offer to Lessee the right to enter into a contract for the purchase of the Premises on the terms set forth in such bona fide written offer and Lessee shall have ten (10) business days after receipt of such notice and offer in which to accept in writing such terms and conditions. Upon any acceptance of such offer by Lessee, Lessor and Lessee shall enter into a contract for the purchase of the Premises upon the terms and conditions specified in the notice from Lessor to Lessee. In the event that Lessee shall fail to accept the terms and conditions of sale by written notification to Lessor prior to the expiration of such ten (10) -business-day period, Lessor shall thereafter be free to sell the Premises to any such unaffiliated third party pursuant to the bona fide written offer for a period of eight months. The right of first refusal contained in this Section 1.06 shall apply to each sale after the first thirty-six (36) months of the Primary Term and shall not apply to a foreclosure or similar sale of the Premises by any holder of a mortgage on the Premises or to the granting of a deed in lieu of foreclosure by Lessor to such holder and shall not apply to the subsequent sale of the Premises by a purchaser of the Premises at a foreclosure or a similar sale or by the grantee of a deed in lieu of foreclosure.

ARTICLE II

Section 2.01. Maintenance and Repair.

(a) Lessee acknowledges that it has received the Premises in good order and repair. Lessee, at its own expense, will maintain all parts of the Premises in good repair and condition and will take all action and will make all structural and nonstructural, foreseen and unforeseen and ordinary and extraordinary changes and repairs which may be required to keep all parts of the Premises in good repair and condition (including, but not limited to, all painting, glass, utilities, conduits, fixtures and equipment, foundation, roof, exterior walls, heating and air conditioning systems, wiring, plumbing, sprinkler systems and other utilities, and all paving, sidewalks, roads, parking areas, curbs and gutters and fences). Lessor shall not be required to maintain, repair or rebuild all or any part of the Premises. Lessee waives the right to require Lessor to maintain, repair or rebuild all or any part of the Premises or make repairs at the expense of Lessor pursuant to any Legal Requirement, Agreement, contract, covenant, condition or restrictions at any time.

(b) If all or any part of the Improvements shall encroach upon any property, street or right-of-way adjoining or adjacent to the Premises, or shall violate the Agreements or conditions affecting the Premises or any part thereof, or shall hinder, obstruct or impair any easement or right-of-way to which the Premises are subject, then, promptly after written request of Lessor (unless such encroachment, violation, hindrance, obstruction or impairment is a Permitted Exception) or of any person so affected, Lessee shall, at its expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting therefrom or (ii) if Lessor consents thereto, make such changes, including alteration or removal, to the Improvements and take such other action as shall be necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments.

Section 2.02. Alterations, Expansions, Replacements and Additions. Lessee may, at its expense, make additions or expansions to and alterations of the Improvements, and construct additional Improvements, provided that (i) the fair market value, the utility, the square footage or the useful life of the Premises shall not be lessened thereby, (ii) such work shall be expeditiously completed in a good and workmanlike manner and in compliance with all applicable Legal Requirements and the requirements of all insurance policies required to be maintained by Lessee hereunder, (iii) no structural alterations shall be made to the Improvements or demolitions conducted in connection therewith unless Lessee shall have obtained Lessor’s consent and furnished Lessor with such surety bonds or other security acceptable to Lessor as shall be necessary in Lessor’s opinion to assure rebuilding of such Improvements and (iv) no additions, replacements or alterations, other than cosmetic, interior or nonstructural alterations, which cost in excess of $50,000 shall be made unless Lessor’s prior written consent shall have been obtained. Cosmetic, interior or nonstructural alterations that cost $50,000 or less shall not require Lessor’s prior written consent. All additions and alterations of the Premises, without consideration by Lessor, shall be and remain part of the Premises and the property of Lessor and shall be subject to this Lease.

ARTICLE III

Section 3.01. Severable Property. Lessee may, at its expense, install, assemble or place on the Premises and remove and substitute any items of machinery, equipment, furniture, furnishings or other personal property used or useful in Lessee’s business and trade fixtures described in Schedule A (collectively, the “Severable Property”), and title to same shall remain in Lessee.

Section 3.02. Removal. Lessee shall remove the Severable Property at the expiration or prior termination of this Lease. Any of Lessee’s Severable Property not removed by Lessee prior to the expiration of the Lease or 30 days after an earlier termination shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without obligation to account therefor. Lessee will repair at its expense all damage to the Premises necessarily caused by the removal of Lessee’s Severable Property, whether effected by Lessee or by Lessor.

ARTICLE IV

Section 4.01. Lessee’s Assignment and Subletting. Unless an Event of Default shall have occurred and is continuing hereunder, Lessee may, for its own account, assign this Lease or sublet or license the use of all or any part of the Premises for the Interim Term, the Primary Term or any Extended Term (with respect to which such extension has previously been exercised) of this Lease. Each such assignment or sublease shall expressly be made subject to the provisions hereof. No such assignment or sublease shall modify or limit any right or power of Lessor hereunder or affect or reduce any obligation of Lessee hereunder, and all such obligations shall be those of Lessee and shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no subletting or assignment had been made, such liability of the Lessee named herein to continue notwithstanding any subsequent modifications or amendments of this Lease; provided, however, that (other than with respect to any modifications required by law or on account of bankruptcy or insolvency) if any modification or amendment is made without the consent of Lessee named herein (which consent shall not be unreasonably withheld or delayed), such modification or amendment shall be ineffective as against Lessee named herein to the extent, and only to the extent, that the same shall materially increase the obligations of Lessee, it being expressly agreed that (even if any such modification or amendment shall materially increase the likelihood of a default by Lessee under this Lease) Lessee named herein shall remain liable to the full extent of this Lease as if such modification had not been made. Neither this Lease nor the Lease Term hereby demised shall be mortgaged by Lessee, nor shall Lessee mortgage or pledge its interest in any sublease of the Premises or the rentals payable thereunder. Any sublease made otherwise than as expressly permitted by this Section 4.01 and any assignment of Lessee’s interest hereunder made otherwise than as expressly permitted by this Section 4.01 shall be void. Lessee shall, within 20 days after the execution of any assignment or sublease, deliver a conformed copy thereof to Lessor.

Section 4.02. Transfer or Pledge by Lessor. Lessor shall be free to transfer its fee interest in the Premises or any part thereof or interest therein, subject, however, to the terms of this Lease. Any such transfer of a fee interest shall relieve the transferor of all liability and obligation hereunder (to the extent of the interest transferred) accruing after the date of the transfer and any assignee shall be bound by the terms and provisions of this Lease. Lessor shall be free to pledge or mortgage its interest in the Premises and this Lease on the condition that either (i) this Lease shall be superior to such pledge or mortgage or (ii) if Lessor elects to have this Lease be subordinate to the mortgage of any lender of Lessor, Lessee receives a nondisturbance agreement reasonably acceptable to Lessee from the holder of such pledge or mortgage.

ARTICLE V

Section 5.01. Net Lease.

(a) It is expressly understood and agreed by and between the parties that this Lease is a triple net lease, and the Basic Rent and all other sums payable hereunder to or on behalf of Lessor shall be paid without notice or demand and without setoff, counterclaim, abatement, suspension, deduction or defense.

(b) Except as otherwise expressly provided in the Lease, this Lease shall not terminate, nor shall Lessee have any right to terminate this Lease or be entitled to the abatement of any rent or any reduction thereof, nor shall the obligations hereunder of Lessee be otherwise affected, by reason of any damage to or destruction of all or any part of the Premises from whatever cause, the taking of the Premises or any portion thereof by condemnation or otherwise, the prohibition, limitation or restriction of Lessee’s use of the Premises, or interference with such use by any private person or corporation, or by reason of any eviction by paramount title or otherwise, or Lessee’s acquisition of ownership of the Premises otherwise than pursuant to an express provision of this Lease, or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that the rent and all other charges payable hereunder to or on behalf of Lessor shall continue to be payable in all events and the obligations of Lessee hereunder shall continue unaffected, unless the requirement to pay or perform the same shall be terminated pursuant to an express provision of this Lease. Nothing contained in this Section 5.01 shall be deemed a waiver by Lessee of any rights that it may have to bring a separate action with respect to any default by Lessor hereunder or under any other agreement.

(c) Lessee covenants and agrees that it will remain obligated under this Lease in accordance with its terms, and that Lessee will not take any action to terminate, rescind or avoid this Lease, notwithstanding the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Lessor or any assignee of Lessor in any such proceeding and notwithstanding any action with respect to this Lease which may be taken by any trustee or receiver of Lessor or of any assignee of Lessor in any such proceeding or by any court in any such proceeding.

(d) Lessee waives all rights now or hereafter conferred by law (i) to quit, terminate or surrender this Lease or the Premises or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the rent, or any other sums payable hereunder to or on behalf of Lessor, regardless of whether such rights shall arise from any present or future constitution, statute or rule of law.

Section 5.02. Taxes and Assessments; Compliance With Law.

(a) Lessee shall pay, prior to delinquency: (i) all taxes, assessments, levies, fees, water and sewer rents and charges and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Interim Term, the Primary Term or any Extended Term hereof imposed or levied upon or assessed against or which arise with respect to (A) the Premises, (B) any Basic Rent, additional rent or other sums payable hereunder, (C) this Lease or the leasehold estate hereby created or (D) the operation, possession or use of the Premises; (ii) all sales taxes, rent taxes, gross receipts taxes or similar taxes (i.e., taxes based upon gross income which fail to take into account deductions with respect to depreciation, interest, taxes or ordinary and necessary business expenses, in each case relating to the Premises) imposed or levied upon, assessed against or measured by any Basic Rent, additional rent or other sums payable hereunder; (iii) all sales, value added, ad valorem, use and similar taxes at any time levied, assessed or payable on account of the acquisition, ownership, leasing, operation, possession or use of the Premises; and (iv) all charges of utilities, communications and similar services serving the Premises. Lessee shall not be required to pay any franchise, estate, inheritance, transfer, income, capital gains or similar tax of Lessor unless such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which Lessee is required to pay pursuant to this Section 5.02(a); provided, however, that if, at any time during the Lease Term, the method of taxation shall be such that there shall be assessed, levied, charged or imposed on Lessor a capital levy or other tax directly on the rents received therefrom, or upon the value of the Premises or any present or future improvement or improvements on the Premises, then all such levies and taxes or the part thereof so measured or based shall be payable by Lessee, and Lessee shall pay and discharge the same as herein provided. Lessee will furnish to Lessor, promptly after demand therefor, proof of payment of all items referred to above which are payable by Lessee. If any such assessment may legally be paid in installments, Lessee may pay such assessment in installments; in such event, Lessee shall be liable only for installments which become due and payable with respect to any tax period occurring in whole or in part during the Lease Term hereof; provided, however, that all amounts referred to in this Section 5.02(a) for the fiscal or tax year in which the Lease Term shall expire shall be apportioned so that Lessee shall pay those portions thereof which correspond with the portion of such year as are within the Lease Term hereby demised.

(b) Lessee shall comply with and cause the Premises to comply with and shall assume all obligations and liabilities with respect to (i) all laws, ordinances and regulations and other governmental rules, orders and determinations presently in effect or hereafter enacted, made or issued, whether or not presently contemplated (collectively, “Legal Requirements”), applicable to the Premises or the ownership, operation, use or possession thereof and (ii) all Agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements, covenants, conditions and restrictions now or hereafter applicable to the Premises or the ownership, operation, use or possession thereof, including, but not limited to, all such Legal Requirements, contracts, agreements, covenants, conditions and restrictions which require structural, unforeseen or extraordinary changes; provided, however, that, with respect to any of the obligations of Lessee in clause (ii) above which are not now in existence, Lessee shall not be required to so comply unless Lessee is either a party thereto or has given its written consent thereto, or unless the same is occasioned by Legal Requirements or Lessee’s default (including any failure or omission by Lessee) under this Lease. Nothing in clause (ii) of the immediately preceding sentence shall modify the obligations of Lessee under Section 5.04 of this Lease.

(c) Upon the occurrence of an Event of Default (as defined herein) under Section 7.01(a)(i)(1), if any, Lessee shall, in addition to and concurrently with the payment of Basic Rent as required in subsection 1.05(a) hereof, pay one-twelfth of the amount (as estimated by Lessor) of the annual taxes and assessments described in subsection 5.02(a) hereof and the annual premiums for insurance required in Section 6.03 hereof next becoming due and payable with respect to the Premises, and Lessee shall also pay to Lessor on demand therefor the amount by which the actual taxes and assessments and insurance premiums exceed the payment by Lessee required in this subsection. Any remaining funds held by Lessor at the end of the Lease Term shall be returned to Lessee.

Section 5.03. Liens. Lessee will remove and discharge any charge, lien, security interest or encumbrance upon the Premises or upon any Basic Rent, additional rent or other sums payable hereunder which arises for any reason, including, without limitation, all liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Premises or by reason of labor or materials furnished or claimed to have been furnished to Lessee or for the Premises, but not including (i) the liens and encumbrances set forth in Schedule A, (ii) this Lease and any assignment hereof or any sublease permitted hereunder and (iii) any mortgage, charge, lien, security interest or encumbrance created or caused by Lessor or its agents, employees or representatives without the consent of Lessee. Lessee may provide a bond or other security acceptable to Lessor to remove or pay all costs associated with the removal of any such lien, provided the conditions of Section 5.05 shall be satisfied. Nothing contained in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to or for the performance (on behalf of or for the benefit of Lessor) by any contractor, laborer, materialman or vendor, of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof. Notice is hereby given that Lessor will not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding an interest in the Premises or any part thereof through or under Lessee, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Lessor in and to the Premises.

Section 5.04. Indemnification. Except for Excluded Actions (as defined below) by the actions of Lessee (including the actions of Lessee or its agents, contractors, licensees, sublessees or invitees) or third parties which are unaffiliated with or not acting for or on behalf of or under any such Indemnified Party) or the willful misconduct of any Indemnified Parties, Lessee shall defend all actions against Lessor the holder of any mortgage on the Premises and any partner, officer, director, member, employee or shareholder of the foregoing (individually, an “Indemnified Party”, and collectively, “Indemnified Parties”), with respect to, and shall pay, protect, indemnify and save harmless the Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on the Premises or any adjoining sidewalk, streets or right of ways or connected with the use, condition or occupancy of the Premises, (ii) violation by Lessee of this Lease, (iii) use, act or omission of Lessee or its agents, contractors, licensees, sublessees or invitees and (iv) contest referred to in Section 5.05 of this Lease. As used herein, “Excluded Actions” shall mean (a) the negligence of any Indemnified Party (other than the negligence imputed to the Indemnified Parties by the actions of Lessee (including the actions of Lessee or its agents, contractors, licensees, sublessees or invitees) or third parties which are unaffiliated with or not acting for or on behalf of or under any such Indemnified Party) or (b) the willful misconduct of any Indemnified Party

Section 5.05. Permitted Contests. Lessee, at its expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, any Legal Requirement with which Lessee is required to comply pursuant to Section 5.02(b), or the amount or validity or application, in whole or in part, of any tax, assessment or charge which Lessee is obligated to pay or any lien, encumbrance or charge not permitted by Sections 2.01, 2.02, 5.02(a), 5.03 and 6.02, provided that (i) the commencement of such proceedings shall suspend the enforcement or collection thereof against or from Lessor and against or from the Premises, (ii) neither the Premises nor any rent therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost, (iii) Lessee shall have furnished such security, if any, as may be required in the proceedings and as may be reasonably required by Lessor, and (iv) if such contest be finally resolved against Lessee, Lessee shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon. Lessor, at Lessee’s expense, shall execute and deliver to Lessee such authorizations and other documents as reasonably may be required in any such contest. Lessee shall indemnify and save Lessor harmless against any cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom. Lessee shall not be in default hereunder in respect to the compliance with any Legal Requirement with which Lessee is obligated to comply pursuant to Section 5.02(b) or in respect to the payment of any tax, assessment or charge which Lessee is obligated to pay or any lien, encumbrance or charge not permitted by Section 2.01, 2.02, 5.02(a), 5.03 and 6.02 which Lessee is in good faith contesting.

Section 5.06. Environmental Compliance.

(a) For purposes of this Lease:

(i) the term “Environmental Laws” shall mean and include the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act and all applicable state and local environmental laws, ordinances, rules, requirements, regulations and publications, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted and any and all other federal, state or local laws, ordinances, rules, requirements, regulations and publications, now or hereafter existing, relating to the preservation or regulation of the public health, welfare or environment or the regulation or control of toxic or hazardous substances or materials; and

(ii) the term “Regulated Substance” shall mean and include any, each and all substances or materials now or hereafter regulated pursuant to any Environmental Laws, including, but not limited to, any such substance or material now or hereafter defined as or deemed to be a “regulated substance,” “pesticide,” “hazardous substance” or “hazardous waste” or included in any similar or like classification or categorization thereunder.

(b) Lessee shall:

(i) not cause or permit any Regulated Substance to be placed, held, located, released, transported or disposed of on, under, at or from the Premises in violation of Environmental Laws;

(ii) contain at or remove from the Premises, or perform any other necessary remedial action regarding, any Regulated Substance in any way affecting the Premises if, as and when such containment, removal or other remedial action is required under any Legal Requirement and, whether or not so required, shall perform any containment, removal or remediation of any kind involving any Regulated Substance in any way adversely affecting the Premises in compliance with all Legal Requirements and, upon reasonable request of Lessor after consultation with Lessee (which request may be given only if Lessor reasonably believes that an environmental concern exists which may have an adverse effect on the Premises), shall arrange for phase I environmental audits (as such term is defined now or hereafter by the environmental remediation industry), or such other or further testing or actions as may be required by Legal Requirements or as may be mutually agreed to by Lessor and Lessee, to be conducted at the Premises by qualified companies retained by Lessee specializing in environmental matters and reasonably satisfactory to Lessor in order to ascertain compliance with all Legal Requirements and the requirements of this Lease, all of the foregoing to be at Lessee’s sole cost and expense. Notwithstanding the foregoing, Lessee shall not be required to contain or remove any Regulated Substance on the Premises resulting from Lessor’s gross negligence or willful misconduct. Further, Lessee shall, upon the reasonable request of Lessor, provide Lessor with a bond or letter of credit, in form and substance satisfactory to Lessor, in an amount sufficient to cover the aggregate of the foregoing costs;

(iii) provide Lessor with written notice (and a copy as may be applicable) of any of the following within 10 days of receipt thereof: (A) Lessee’s obtaining actual knowledge or written notice of any kind of the material presence, or any actual or threatened release, of any Regulated Substance in any way adversely affecting the Premises; (B) Lessee’s receipt or submission, or Lessee’s obtaining actual knowledge or written notice of any kind, of any report, citation, notice or other communication from or to any federal, state or local governmental or quasi-governmental authority regarding any Regulated Substance in any way adversely affecting the Premises; or (C) Lessee’s obtaining actual knowledge or written notice of any kind of the incurrence of any cost or expense by any federal, state or local governmental or quasi-governmental authority or any private party in connection with the assessment, monitoring, containment, removal or remediation of any kind of any Regulated Substance in any way adversely affecting the Premises, or of the filing or recording of any lien on the Premises or any portion thereof in connection with any such action or Regulated Substance in any way adversely affecting the Premises; and

(iv) in addition to the requirements of Section 5.04 hereof, defend all actions against the Indemnified Parties and pay, protect, indemnify and save harmless the Indemnified Parties from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature relating to any Environmental Laws, Regulated Substances or other environmental matters concerning the Premises. Notwithstanding the foregoing, Lessee shall not be required to contain or remove any Regulated Substance on the Premises as a result of Lessor’s gross negligence or willful misconduct. The indemnity contained in this Section 5.06 shall survive the expiration or earlier termination of this Lease.

ARTICLE VI

Section 6.01. Procedure Upon Purchase.

(a) If Lessee shall purchase the Premises pursuant to Section 6.02 of this Lease, Lessor shall convey or cause to be conveyed title thereto by special warranty deed, and subject only to this Lease, the lien of any taxes, exceptions subject to which the Premises were conveyed to Lessor, exceptions created or consented to or existing by reason of any action or inaction by Lessee and all Legal Requirements, except Lessor shall satisfy any mortgage or deed of trust imposed on the Premises by Lessor.

(b) Upon the date fixed for any purchase of the Premises pursuant to Section 6.02 of this Lease, Lessee shall pay to Lessor the purchase price therefor specified herein in immediately available funds, together with all Basic Rent, additional rent and other sums then due and payable hereunder to and including such date of purchase, and there shall be delivered to Lessee a special warranty deed, or its equivalent, or other conveyance of the interests in the Premises then being sold to Lessee and any other instruments reasonably necessary to evidence the conveyance of title thereto described in Section 6.01(a) and to assign any other property then required to be assigned by Lessor pursuant hereto.

(c) There shall be no adjustments at the closing of a purchase pursuant to this Section 6.01. Lessee shall pay all charges incident to such conveyance and assignment, including, without limitation, reasonable counsel fees, escrow fees, recording fees, title insurance premiums and all applicable transfer taxes (not including any income, capital gain or franchise taxes of Lessor) which may be imposed by reason of such conveyance and assignment and the delivery of said deed or conveyance and other instruments. Upon the completion of any purchase of the entire Premises (but not of any lesser interest than the entire Premises) but not prior thereto (whether or not any delay or failure in the completion of such purchase shall be the fault of Lessor), this Lease shall terminate, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to such completion of purchase.

Section 6.02. Condemnation and Casualty.

(a) General Provisions. Except as provided in Section 6.02(b), Lessee hereby irrevocably assigns to Lessor any award, compensation or insurance payment to which Lessee may become entitled by reason of Lessee’s interest in the Premises (i) if the use, occupancy or title of the Premises or any part thereof is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain (“Condemnation”) or (ii) if the Premises or any part thereof is damaged or destroyed by fire, flood or other casualty (“Casualty”). All awards, compensations and insurance payments on account of any Condemnation or Casualty are herein collectively called “Compensation.” Lessor may appear in any such proceeding or action to negotiate, prosecute and adjust any claim for any Compensation, and Lessor shall collect any such Compensation. Lessee shall be entitled to participate in any such proceeding, action, negotiation, prosecution, appeal or adjustment as contemplated herein. Notwithstanding anything to the contrary contained in this Article VI, if permissible under applicable law, any separate Compensation made to Lessee for its moving and relocation expenses, anticipated loss of business profits, loss of goodwill or fixtures, additions (approved by Lessor) and equipment paid for by Lessee and which are not part of the Premises (including, without limitation, the Severable Property) or any other claim that Lessee may have under applicable law that does not diminish the Compensation made to Lessor shall be paid directly to and shall be retained by Lessee (and shall not be deemed to be “Compensation”). All Compensation shall be applied pursuant to this Section 6.02, and all such Compensation (less the expense of collecting such Compensation) is herein called the “Net Proceeds.”

(b) Substantial Condemnation. If a Condemnation shall, in Lessee’s good faith judgment, affect all or a substantial portion of the Premises and shall render the Premises unsuitable for restoration for continued use and occupancy in Lessee’s business, then Lessee may, not later than 60 days after a determination has been made as to when possession of the Premises must be delivered with respect to such Condemnation, deliver to Lessor (i) notice of its intention (“Notice of Intention”) to terminate this Lease on the next rental payment date which occurs not less than 60 days after the delivery of such notice (the “Condemnation Termination Date”), (ii) a certificate of an authorized officer of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such Condemnation has rendered the Premises unsuitable for restoration for continued use and occupancy in Lessee’s business, (iii) documentation to the effect that termination of this Lease will not be in violation of any agreement in effect as of the Condemnation Termination Date with which Lessee is obligated to comply pursuant to this Lease, and (iv) if the Condemnation Termination Date occurs during the Primary Term, an irrevocable offer by Lessee to Lessor to purchase on the Condemnation Termination Date any remaining portion of the Premises and the Net Proceeds, if any, payable in connection with such Condemnation (or the right to receive the same when made, if payment thereof has not yet been made), at a price equal to 14 times the then annual Basic Rent. If either (1) Lessor shall reject such offer by notice given to Lessee not later than 15 days prior to the Condemnation Termination Date or (2) the Condemnation Termination Date occurs during any Extended Term, this Lease shall terminate on the Condemnation Termination Date, except with respect to obligations and liabilities of Lessee or Lessor hereunder, actual or contingent, which have arisen on or prior to the Condemnation Termination Date, upon payment by Lessee of all Basic Rent, additional rent and other sums due and payable hereunder to and including the Condemnation Termination Date, and the Net Proceeds shall belong to Lessor. Unless Lessor shall have rejected such offer in accordance with this Section, Lessor shall be conclusively considered to have accepted such offer, and, on the Condemnation Termination Date, the Lease shall terminate and there shall be conveyed to Lessee or its designee the remaining portion of the Premises, if any, and there shall be assigned to Lessee or its designee all its interest in the Net Proceeds, pursuant to and upon compliance with Section 6.01. In the event Lessee does not deliver the Notice of Intention to Lessor, Lessor shall permit so much of the Net Proceeds as may be necessary to be utilized by Lessee to repair or restore the Premises.

(c) Substantial Casualty During Extended Term. If an insured Casualty shall, in Lessee’s good-faith judgment, affect all or a substantial portion of the Premises during an Extended Term, if any, and shall render the Premises unsuitable for restoration for continued use and occupancy in Lessee’s business, then Lessee may, not later than 150 days after such Casualty, deliver to Lessor (i) notice of its intention to terminate this Lease on the next rental payment date which occurs not less than 60 days after the delivery of such notice (the “Casualty Termination Date”), (ii) a certificate of an authorized officer of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such Casualty has rendered the Premises unsuitable for restoration for continued use and occupancy in Lessee’s business, and (iii) documentation to the effect that termination of this Lease will not be in violation of any agreement then in effect with which Lessee is obligated to comply pursuant to this Lease. Upon payment by Lessee of all Basic Rent, additional rent and other sums then due and payable hereunder to and including the Casualty Termination Date, this Lease shall terminate on the Casualty Termination Date except with respect to obligations and liabilities of Lessee or Lessor hereunder, actual or contingent, which have arisen on or prior to the Casualty Termination Date, and the Net Proceeds shall belong to Lessor.

(d) Less Than Substantial Condemnation or Any Casualty During the Interim Term or the Primary Term. If, after a Condemnation or Casualty, Lessee does not give or does not have the right to give notice of its intention to terminate this Lease as provided in subsection 6.02(b) or (c), then this Lease shall continue in full force and effect and Lessee shall, at its expense, rebuild, replace or repair the Premises in conformity with the requirements of Subsections 2.01, 2.02 and 5.03 so as to restore the Premises (in the case of Condemnation, as nearly as practicable) to the condition, and character thereof immediately prior to such Casualty or Condemnation. To the extent the Net Proceeds with respect to any Casualty are less than $100,000, such amount shall be paid to Lessee to be used to rebuild, replace or repair the Premises in a lien free and good and workmanlike manner. To the extent the Net Proceeds from any Casualty are $100,000 or greater, prior to any such rebuilding, replacement or repair, Lessee shall determine the maximum cost thereof (the “Restoration Cost”), which amount shall be acceptable to Lessor. The Restoration Cost shall be paid first out of Lessee’s own funds to the extent that the Restoration Cost exceeds the Net Proceeds payable in connection with respect to any occurrence, after which expenditure Lessee shall be entitled to receive the Net Proceeds, but only against (i) certificates of Lessee delivered to Lessor from time to time as such work of rebuilding, replacement and repair progresses, each such certificate describing the work for which Lessee is requesting payment and the cost incurred by Lessee in connection therewith and stating that Lessee has not theretofore received payment for such work and (ii) such additional documentation as Lessor may reasonably require, including, but not limited to, copies of all contracts and subcontracts relating to restoration, architects’ certifications, title policy updates and lien waivers or releases. Any Net Proceeds remaining after final payment has been made for such work and after Lessee has been reimbursed for any portions it contributed to the Restoration Cost shall be paid to Lessee. In the event of any temporary Condemnation, this Lease shall remain in full effect and Lessee shall be entitled to receive the Net Proceeds allocable to such temporary Condemnation, except that any portion of the Net Proceeds allocable to the period after the expiration of the Lease Term or termination of the Lease shall be paid to Lessor. If the cost of any rebuilding, replacement or repair required to be made by Lessee pursuant to this subsection 6.02(d) shall exceed the amount of such Net Proceeds, the deficiency shall be paid by Lessee.

Section 6.03. Insurance.

(a) Lessee will maintain insurance on the Premises of the following character:

(i) Insurance against all risks of direct physical loss, including loss by fire, lightning, terrorism and other risks which at the time are included under “extended coverage” endorsements (including Law & Ordinance coverage), in amounts sufficient to prevent Lessor and Lessee from becoming a coinsurer of any loss but in any event in amounts not less than 100% of the actual replacement value of the Improvements, exclusive of foundations and excavations with a maximum deductible of $25,000;

(ii) General public liability insurance and/or umbrella liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises in the minimum amounts of $5,000,000 for bodily injury or death to any one person, $10,000,000 for any one accident and $5,000,000 for property damage to others or in such greater amounts as are then customary for property similar in use to the Premises;

(iii) Rent loss or business interruption insurance in an amount sufficient to cover loss of rents from the Premises pursuant to this Lease for a period of at least one year;

(iv) Worker’s compensation insurance (including employers’ liability insurance, if requested by Lessor) to the extent required by the law of the state in which the Premises are located and to the extent necessary to protect Lessor and the Premises against Lessee’s workers’ compensation claims (to the extent permitted by applicable law, Lessee may self-insure with respect to worker’s compensation insurance);

(v) Boiler and machinery insurance in respect of any boilers and similar apparatus located on the Premises in the minimum amount of $500,000 or in such greater amounts as to adequately insure the Premises;

(vi) During any period of construction on the Premises, builder’s risk insurance on a completed value, non-reporting basis for the total cost of such alterations or improvements, and worker compensation insurance as required by applicable law. This coverage may be provided by Lessee’s all risk property insurance pursuant to Section 6.03(i) herein; and

(vii) Such other insurance in such amounts and against such risks, as is commonly obtained in the case of property similar in use to the Premises and located in the state in which the Premises are located by prudent owners of such property, including but not limited to, flood insurance (if the Premises is in a flood plain) and earthquake insurance.

Such insurance shall be written by companies authorized to do business in the state where the Premises are located and carrying a claims paying ability rating of at least AA by Standard & Poor’s Ratings Group and with the exception of workers’ compensation insurance and employer’s liability insurance, shall name Lessor as an additional insured as its interest may appear. If the Premises or any part thereof shall be damaged or destroyed by Casualty, and if the estimated cost of rebuilding, replacing or repairing the same shall exceed $100,000, Lessee promptly shall notify Lessor thereof.

(b) Every such policy listed above (other than any workers’ compensation policy and employer’s liability insurance) shall bear a mortgagee endorsement in favor of the mortgagee or beneficiary (whether one or more, the “Mortgagee”) under each mortgage, deed of trust or similar security instrument creating a lien on the interest of Lessor in the Premises (whether one or more, the “Mortgage”), and any loss under any such policy shall be payable to the Mortgagee, which has a first lien on such interest (if there is more than one first Mortgagee, then to the trustee for such Mortgagees) to be held and applied by Mortgagee toward restoration pursuant to Section 6.02. Every policy referred to in subsection 6.03(a) shall provide that it will not be cancelled or amended except after 30 days’ written notice to Lessor and the Mortgagee and that it shall not be invalidated by any act or negligence of Lessor, Lessee or any person or entity having an interest in the Premises, nor by occupancy or use of the Premises for purposes more hazardous than permitted by such policy, nor by any foreclosure or other proceedings relating to the Premises, nor by change in title to or ownership of the Premises.

(c) Lessee shall deliver to Lessor and Mortgagee upon request (i) copies of the applicable insurance policies and (ii) original or duplicate certificates of insurance, reasonably satisfactory to Lessor evidencing the existence of all insurance which is required to be maintained by Lessee hereunder and payment of all premiums therefor, such delivery to be made (i) upon the execution and delivery hereof and (ii) at least 10 days prior to the expiration of any such insurance. Lessee shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 6.03 unless Lessor is named an additional insured therein and unless there is a mortgagee endorsement in favor of Mortgagee with loss payable as provided herein. Lessee shall immediately notify Lessor whenever any such separate insurance is obtained and shall deliver to Lessor and Mortgagee the policies or certificates evidencing the same. Any insurance required hereunder may be provided under blanket policies, provided that the Premises are specified therein. Lessor and Lessee hereby acknowledge and agree that Lessee shall only be obligated to deliver certificates of insurance evidencing the insurance required to be carried under Section 6.03(a) of this Lease.

(d) The requirements of this Section 6.03 shall not be construed to negate or modify Lessee’s obligations under Section 5.04.

ARTICLE VII

Section 7.01. Conditional Limitations; Default Provisions.

(a) Any of the following occurrences or acts shall constitute an Event of Default under this Lease:

(i) If Lessee shall (1) fail to pay any Basic Rent, additional rent or other sum as and when required to be paid by Lessee hereunder and such failure shall continue for five (5) days after written notice to Lessee of such failure (provided that Lessor shall not be required to deliver such notice more than two (2) times in any calendar year) or (2) fail to observe or perform any other provision hereof and such nonmonetary failure shall continue for thirty (30) days after written notice to Lessee of such failure (provided that, in the case of any such failure which cannot be cured by the payment of money and cannot with diligence be cured within such thirty (30) -day period, if Lessee shall commence promptly to cure the same and thereafter prosecute the curing thereof with diligence, the time within which such failure may be cured shall be extended for such period not to exceed 180 days as is necessary to complete the curing thereof with diligence);

(ii) If any representation or warranty of Lessee set forth in any certificate provided by Lessee pursuant to this Lease, shall prove to be incorrect in any material adverse respect as of the time when the same shall have been made in a way adverse to Lessor and Lessor shall suffer a loss or detriment as a result thereof, including, without limitation, the taking of any action (including, without limitation, the demise of the Premises to Lessee herein) in reliance upon such representation or warranty and, in each case, the facts shall not be conformed to the representation and warranty as soon as practicable in the circumstances (but in no event to exceed 30 days) after written notice to Lessee from Lessor of such inaccuracy and Lessor restored to the position it would have enjoyed had such representation or warranty been accurate at the time it was made;

(iii) If Lessee shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state law or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of creditors, or if a petition proposing the adjudication of Lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Lessee shall consent to or acquiesce in the filing thereof or such petition shall not be discharged or denied within 90 days after the filing thereof;

(iv) If a receiver, trustee or conservator of Lessee, or of all or substantially all of the assets of Lessee, or of the Premises or Lessee’s estate therein shall be appointed in any proceeding brought by Lessee, or if any such receiver, trustee or conservator shall be appointed in any proceeding brought against Lessee and shall not be discharged within 90 days after such appointment, or if Lessee shall consent to or acquiesce in such appointment;

(v) If the Premises shall have been abandoned and not maintained or secured in the manner required hereunder for a period of 30 consecutive days after written notice of such from Lessor to Lessee.

(b) If an Event of Default shall have happened and be continuing, Lessor shall have the right to give Lessee notice of Lessor’s termination of the Lease Term. Upon the giving of such notice, the Lease Term and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Lease Term, and all rights of Lessee hereunder shall expire and terminate, but Lessee shall remain liable as hereinafter provided.

(c) If an Event of Default shall have happened and be continuing, Lessor shall have the immediate right, whether or not the Lease Term shall have been terminated pursuant to subsection 7.01(b), to reenter and repossess the Premises and the right to remove all persons and property (subject to Section 3.02) therefrom by summary proceedings, ejectment or any other legal action or in any lawful manner Lessor determines to be necessary or desirable. Lessor shall be under no liability by reason of any such reentry, repossession or removal. No such reentry, repossession or removal shall be construed as an election by Lessor to terminate the Lease Term unless a notice of such termination is given to Lessee pursuant to subsection 7.01(b) or unless such termination is decreed by a court.

(d) At any time or from time to time after a reentry, repossession or removal pursuant to subsection 7.01(c), whether or not the Lease Term shall have been terminated pursuant to subsection 7.01(b) Lessor may (but shall be under no obligation to), relet the Premises for the account of Lessee, in the name of Lessee or Lessor or otherwise, without notice to Lessee, for such term or terms and on such conditions and for such uses as Lessor, in its absolute discretion, may determine. Lessor may collect any rents payable by reason of such reletting. Lessor shall not be liable for any failure to relet the Premises or for any failure to collect any rent due upon any such reletting.

(e) No expiration or termination of the Lease Term pursuant to subsection 7.01(b), by operation of law or otherwise, and no reentry, repossession or removal pursuant to subsection 7.01(c) or otherwise, and no reletting of the Premises pursuant to subsection 7.01(d) or otherwise, shall relieve Lessee of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, reentry, repossession, removal or reletting.

(f) In the event of any expiration or termination of the Lease Term or reentry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, Lessee shall pay to Lessor all Basic Rent, additional rent and other sums required to be paid by Lessee, in each case to and including the date of such expiration, termination, reentry, repossession or removal, and, thereafter, Lessee shall, until the end of what would have been the Lease Term in the absence of such expiration, termination, reentry, repossession or removal and whether or not the Premises shall have been relet, be liable to Lessor for, and shall pay to Lessor, as liquidated and agreed current damages: (i) all Basic Rent, all additional rent and other sums which would be payable under this Lease by Lessee in the absence of any such expiration, termination, reentry, repossession or removal, together with all expenses of Lessor in connection with such reletting (including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees and expenses (including, without limitation, fees and expenses of appellate proceedings), employee’s expenses, alteration costs and expenses of necessary preparation for such reletting), less (ii) the net proceeds, if any, of any reletting effected for the account of Lessee pursuant to subsection 7.01(d). Lessee shall pay such liquidated and agreed current damages on the dates on which rent would be payable under this Lease in the absence of such expiration, termination, reentry, repossession or removal, and Lessor shall be entitled to recover the same from Lessee on each such date.

(g) At any time after any such expiration or termination of the Lease Term or reentry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, whether or not Lessor shall have collected any liquidated and agreed current damages pursuant to subsection 7.01(f), Lessor shall be entitled to recover from Lessee, and Lessee shall pay to Lessor on demand, as and for liquidated and agreed final damages for Lessee’s default and in lieu of all liquidated and agreed current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the excess, if any, of (a) the aggregate of all Basic Rent, additional rent and other sums which would be payable under this Lease, in each case from the date of such demand (or, if it be earlier, to date to which Lessee shall have satisfied in full its obligations under subsection 7.01(f) to pay liquidated and agreed current damages) for what would be the then unexpired Lease Term in the absence of such expiration, termination, reentry, repossession or removal, discounted at the rate of 5% per annum, over (b) the then fair rental value of the Premises, discounted at the rate of 5% per annum for the same period. If any law shall limit the amount of liquidated final damages to less than the amount above agreed upon, Lessor shall be entitled to the maximum amount allowable under such law.

Section 7.02. Bankruptcy or Insolvency.

(a) If Lessee shall become a debtor in a case filed under Chapter 7 or Chapter 11 of the Bankruptcy Code and Lessee or Lessee’s trustee shall fail to elect to assume this Lease within 60 days after the filing of such petition or such additional time as provided by the court within such 60-day period, this Lease shall be deemed to have been rejected. Immediately thereupon, Lessor shall be entitled to possession of the Premises without further obligation to Lessee or Lessee’s trustee, and this Lease, upon the election of Lessor, shall terminate, but Lessor’s right to be compensated for damages (including, without limitation, liquidated damages pursuant to any provision hereof) or the exercise of any other remedies in any such proceeding shall survive, whether or not this Lease shall be terminated.

(b) Neither the whole nor any portion of Lessee’s interest in this Lease or its estate in the Premises shall pass to any trustee, receiver, conservator, assignee for the benefit of creditors or any other person or entity, by operation of law or otherwise under the laws of any state having jurisdiction of the person or property of Lessee, unless Lessor shall have consented to such transfer. No acceptance by Lessor of rent or any other payments from any such trustee, receiver, assignee, person or other entity shall be deemed to constitute such consent by Lessor nor shall it be deemed a waiver of Lessor’s right to terminate this Lease for any transfer of Lessee’s interest under this Lease without such consent.

(c) In the event of an assignment of Lessee’s interests pursuant to this Section 7.02, the right of any assignee to extend the Lease Term for an Extended Term beyond the Primary Term or the then Extended Term of this Lease shall be extinguished.

Section 7.03. Additional Rights of Lessor.

(a) No right or remedy hereunder shall be exclusive of any other right or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing. Failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future. Receipt by Lessor of any Basic Rent, additional rent or other sums payable hereunder with knowledge of the breach of any provision hereof shall not constitute waiver of such breach, and no waiver by Lessor of any provision hereof shall be deemed to have been made unless made in writing. Lessor shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions hereof, or to a decree compelling performance of any of the provisions hereof, or to any other remedy allowed to Lessor by law or equity.

(b) Lessee hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have to redeem the Premises or to have a continuance of this Lease after termination of Lessee’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of the

Lease Term as herein provided, (ii) the benefits of any law which exempts property from liability for debt and (iii) Lessee specifically waives any rights of redemption or reinstatement available by law or any successor law.

(c) If an Event of Default on the part of Lessee shall have occurred hereunder and be continuing, then, without thereby waiving such default, Lessor may, but shall be under no obligation to, take all action, including, without limitation, entry upon the Premises, to perform the obligation of Lessee hereunder immediately and without notice in the case of any emergency as may be reasonably determined by Lessor and upon five business days’ notice to Lessee in other cases. All reasonable expenses incurred by Lessor in connection therewith, including, without limitation, attorneys’ fees and expenses (including, without limitation, those incurred in connection with any appellate proceedings), shall constitute additional rent under this Lease and shall be paid by Lessee to Lessor upon demand.

(d) If Lessee shall be in default in the performance of any of its obligations under this Lease beyond any applicable grace or cure period hereunder, Lessee shall pay to Lessor, on demand, all expenses incurred by Lessor as a result thereof, including, without limitation, reasonable attorneys’ fees and expenses (including, without limitation, those incurred in connection with any appellate proceedings). If Lessor shall be made a party to any litigation commenced against Lessee and Lessee shall fail to provide Lessor with counsel approved by Lessor and pay the expenses thereof, Lessee shall pay all costs and reasonable attorneys’ fees and expenses in connection with such litigation (including, without limitation, fees and expenses incurred in connection with any appellate proceedings).

(e) If Lessee shall fail to pay when due any Basic Rent, additional rent or other sum required to be paid by Lessee hereunder, Lessor shall be entitled to collect from Lessee as additional rent and Lessee shall pay to Lessor, in addition to such Basic Rent, additional rent or other sum, a late payment charge on the delinquency equal to the Late Rate. The Late Rate shall be the lesser of (i) that per annum rate of interest which exceeds by two (2) percentage points the base rate most recently announced in the Wall Street Journal (or a comparable publication if the Wall Street Journal ever shall cease publication), as the Prime rate or (ii) the maximum rate permitted by applicable law. In addition to all other remedies Lessor has hereunder, if Lessee shall fail to pay any Basic Rent, additional rent or other sum, as and when required to be paid by Lessee hereunder prior to the expiration for the period of payment pursuant to subsection 7.01(a)(i)(1), Lessor shall be entitled to collect from Lessee, and Lessee shall pay to Lessor, as additional rent, an amount equal to 1% of the amount shown in the notice as unpaid.

ARTICLE VIII

Section 8.01. Notices and Other Instruments. All notices, offers, consents and other instruments given pursuant to this Lease shall be in writing and shall be validly given (a) when hand delivered or sent by a courier or express service guaranteeing overnight delivery or (b) by facsimile or by e-mail, with original being promptly sent as otherwise provided in (a) above, addressed as follows:

If to Lessor:	c/o United Trust Fund, Inc. Suite 1300 701 Brickell Avenue
Miami, FL 33131
Attention: Fred Berliner, Senior Vice President
Facsimile: (305) 358-4002
E-mail: fred@utf.com

With a copy to:	Kutak Rock LLP
The Omaha Building
1650 Farnam Street
Omaha, NE 68102
Attention: Walter L. Griffiths, Esq.
Facsimile: (402) 346-1148
E-mail: walter.griffiths@kutakrock.com

If to Lessee:	PULASKI BANK
12300 Olive Boulevard
Creve Coeur, Missouri 63141
Attention: Ramsey Hamadi
Facsimile: (314) 514-0045
E-mail: ramseyhamadi@pulaskibankstl.com

With a copy to:	Armstrong Teasdale LLP One Metropolitan Square, Suite 2600 St. Louis, Missouri 63102
Attention: Daniel Wofsey
Facsimile: (314) 612-2305
E-mail: dwofsey@armstrongteasdale.com

Lessor and Lessee each may from time to time specify, by giving 15 days’ notice to each other party, (i) any other address in the United States as its address for purposes of this Lease and (ii) any other person or entity in the United States that is to receive copies of notices, offers, consents and other instruments hereunder. Notices given by facsimile or e-mail shall be deemed to be delivered on the day that such notices are sent. Notices given by any other means described herein shall be deemed delivered on the day after such notices are sent.

Section 8.02. Estoppel Certificates; Financial Information.

(a) Lessee will, upon 10 days’ written notice at the request of Lessor, execute, acknowledge and deliver to Lessor, a certificate of Lessee, which states that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) as well as the dates to which Basic Rent, additional rent and other sums payable hereunder have been paid and either stating that to the knowledge of Lessee no default exists hereunder or specifying each such default of which Lessee has knowledge and whether or not Lessee is still occupying and operating the Premises. Any such certificate may be relied upon by any actual or prospective mortgagee or purchaser of the Premises. Lessor will, upon 10 days’ written notice at the request of Lessee, execute, acknowledge and deliver to Lessee a certificate of Lessor, stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and the dates to which Basic Rent, additional rent and other sums payable hereunder have been paid, and either stating that to the knowledge of Lessor no default exists hereunder or specifying each such default of which Lessor has knowledge. Any such certificate may be relied upon by Lessee or any actual or prospective assignee or sublessee of the Premises.

(i) Upon the request of Lessor with reasonable promptness, Lessee will deliver to Lessor within 30 days after such request, copies of all periodic reports filed by Lessee’s parent company, Pulaski Financial Corp., a Missouri corporation (“Parent”), with the Securities and Exchange Commission (“SEC”) (including, without limitation, all 8-K, 10-K and 10-Q reports pursuant to Section 13(a) of the Securities Act of 1934, as amended (the “1934 Act”) and all proxy statements of Parent to its stockholders and all “call reports” filed by Lessee with the Federal Reserve Bank of New York.

(ii) Upon request of Lessor, with reasonable promptness, Lessee will deliver to Lessor such additional publicly available financial statements and information (including, without limitation, copies of public reports filed by Lessee or financial statements and information delivered by Lessee to its shareholders or lenders and, if Lessee is part of a consolidated group, its financial statement consolidating entries in reasonable detail) regarding the business affairs and financial condition of Lessee as Lessor may reasonably request.

(b) Lessor and its agents and designees may enter upon and examine the Premises at reasonable times during normal business hours and on reasonable advance written notice and show the Premises to prospective mortgagees and/or purchasers. Lessee will provide, upon Lessor’s request, all information regarding the Premises, including, but not limited to, a current rent roll, an operating statement reflecting all income from subleases and all operating expenses for the Premises. An appropriate officer of Lessee will certify all such information. In addition, upon the reasonable request of Lessor, Lessee will make available at Lessee’s selection officers, managers or employees of Lessee to discuss with Lessor the business affairs of Lessee.

ARTICLE IX

Section 9.01. No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate, as well as the fee estate in the Premises or any interest in such fee estate.

Section 9.02. Surrender. Upon the expiration or termination of this Lease, Lessee shall surrender the Premises to Lessor in good repair and condition except for any damage resulting from Condemnation or Casualty or normal wear and tear not required to be repaired by Lessee. The provisions of this Section and Article III shall survive the expiration or other termination of this Lease.

Section 9.03. Assumption. It shall be a condition precedent to the consolidation of Lessee with one or more Persons and to the sale or other disposition of all or substantially all of the assets of Lessee to one or more Persons that the surviving entity or transferee of assets, as the case may be, shall deliver to Lessor, and any assignee of any interest of Lessor, an acknowledged instrument assuming all obligations, covenants and responsibilities of Lessee hereunder.

Section 9.04. Separability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by Lessor shall not discharge or relieve Lessee from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. All provisions contained in this Lease shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of Lessor to the same extent as if each such successor and assign were named as a party hereto. All provisions contained in this Lease shall be binding upon the successors and assigns of Lessee and shall inure to the benefit of and be enforceable by the permitted successors and assigns of Lessee in each case to the same extent as if each successor and assign were named as a party hereto. This Lease shall be governed by and interpreted in accordance with the laws of the state in which the Premises are located.

Section 9.05. Table of Contents and Headings; Internal References. The table of contents and the headings of the various paragraphs and schedules of this Lease have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Lease. Unless stated to the contrary, any references to any Section, subsection, Schedule and the like contained herein are to the respective Section, subsection, Schedule and the like of this Lease.

Section 9.06. Counterparts. This Lease may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been executed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be executed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument) and shall have been delivered by each of the parties to the other.

Section 9.07. Prevailing Party. In the event suit or action is instituted to enforce or interpret any of the terms of this Lease (including without limitation efforts to modify or vacate any automatic stay or injunction), the prevailing party shall be entitled to recover all expenses reasonably incurred at, before and after trial and on appeal whether or not taxable as costs, or in any bankruptcy proceeding including, without limitation, reasonable and actual attorneys’ fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

Section 9.08. Lessor’s Liability. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessor, that there shall be absolutely no personal liability on the part of any partner, director, member, officer or shareholder of Lessor, its successors or assigns with respect to any of the terms, covenants and conditions of this Lease, and any liability on the part of Lessor shall be limited solely to the Premises, such exculpation of liability to be absolute and without any exception whatsoever.

Section 9.09. Amendments and Modifications. Except as expressly provided herein, this Lease may not be modified or terminated except by a writing signed by Lessor and Lessee.

Section 9.10. Additional Rent. All amounts other than Basic Rent which Lessee is required to pay or discharge pursuant to this Lease, including the charge provided for by Section 7.03(e) hereof, shall constitute additional rent.

Section 9.11. Consent of Lessor. Except as specifically set forth in this Lease, all consents and approvals to be granted by Lessor shall not be unreasonably withheld or delayed, and Lessee’s sole remedy against Lessor for the failure to grant any consent shall be to seek injunctive relief. In no circumstance will Lessee be entitled to damages with respect to the failure to grant any consent or approval.

Section 9.12. Options. The options to extend the Primary Term or any existing Extended Term created in this Lease are exercisable only as long as this Lease is in effect and has not expired or been terminated.

Section 9.13. Schedules. Attached hereto are Schedules A and B referred to in this Lease, which Schedules are hereby incorporated by reference herein.

Section 9.14. Currency. All references in this Lease to money shall be to the currency of the United States of America.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first above written.

UTF [LESSOR] LLC, a Delaware limited liability company,

By	United Trust Fund Limited Partnership, a Delaware limited partnership, its sole member

By	United Trust Fund, Inc., a Florida corporation, its general partner

By
Title

PULASKI BANK, a federally chartered savings bank

By
Title

SCHEDULE A

PART I

LEGAL DESCRIPTION

SCHEDULE A

PART II

AGREEMENTS

2

SCHEDULE A

PART III

PERMITTED EXCEPTIONS

3

PART IV

SEVERABLE PROPERTY

All apparatus, personal property, trade fixtures, inventory, equipment, machinery, fittings, furniture, furnishings, chattel, materials and supplies located on and used in, or related to Lessee’s business, including, but not limited to, overhead cranes mainframe computers, kitchen equipment and telephone and similar systems and articles of personal property of every kind and nature whatsoever, and any additions, replacements, accessions and substitutions thereto or therefor, and all proceeds of all of the foregoing, or any part of the foregoing used or usable in connection with any present or future operation or letting (or subletting) of the Premises or the activities at any time conducted thereon and now or hereafter owned by Lessee or by any sublessee or other person or entity using all or any part of the Premises by, through, or under (or with the express or implied consent of) Lessee.

4

SCHEDULE B

PART I

THE PRIMARY TERM AND EXTENDED TERMS

	Commencement	Expiration
Primary Term:

Extended Terms:

1st Extended Term:

2nd Extended Term:

3rd Extended Term:

4th Extended Term:

PART II

BASIC RENT

Years	Annual Rental Payments
1
2
3
4
5
6-15	As calculated in Section 1.05 of the Lease Agreement

Options

16- 20	As calculated in Section 1.05 of the Lease Agreement

21-25	As calculated in Section 1.05 of the Lease Agreement

26-30	As calculated in Section 1.05 of the Lease Agreement

31-35	As calculated in Section 1.05 of the Lease Agreement

2

AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

This AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) dated as of July 18, 2008 amends that certain Agreement of Purchase and Sale dated as of May 21, 2008 (as amended, the “Agreement”) by and between UNITED TRUST FUND LIMITED PARTNERSHIP, a Delaware limited partnership (“Purchaser”), and PULASKI BANK, a federally chartered savings bank (“Seller”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. Capitalized Terms not defined herein shall have the meaning given in the Agreement.

2. Section 4 of the Agreement is hereby amended to provide that the Due Diligence Period shall expire at 5:00 p.m. (Eastern Time) on August 30, 2008.

4. Except as amended hereby, the Agreement remains unmodified and in full force and effect.

6. This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first set forth above.

UNITED TRUST FUND LIMITED

PARTNERSHIP, a Delaware limited partnership

By	United Trust Fund, Inc., a Florida corporation, its General Partner

By	/s/ Fred Berliner
Printed Name	Fred Berliner
Title	Senior Vice President

PULASKI BANK, a federally chartered savings bank

By	/s/ Ramsey K. Hamadi
Printed Name	Ramsey K. Hamadi
Its	Chief Financial Officer

2